Sooner Holdings Inc.
                   Governance and Nominating Committee Charter

Purpose

The purpose of the Governance and Nominating Committee (the "Committee") of the Board of Directors (the "Board") of Sooner Holdings, Inc. (the "Company") shall be to (1) identify individuals qualified to become Board members, and recommend that the Board select the director nominees for the next annual meeting of shareholders; and (2) develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company.

Composition

The Governance and Nominating Committee shall meet the size, independence and experience requirements of the relevant stock exchange as may be in effect from time to time.

Authority and Responsibilities

The following shall be the principal recurring duties of the Committee in carrying out its responsibilities. These duties are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities under this Charter, the Company's Bylaws and governing law.

     1. The Governance and Nominating Committee shall be responsible for the long range planning for the staffing of future Boards and shall develop qualification criteria for Board members, and actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board in accordance with the Corporate Governance Guidelines.

     2. The Governance and Nominating Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The Governance and Nominating Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

     3. The Governance and Nominating Committee shall have the responsibility to collect as much of the following information from prospective board members as is available and to conduct a background check prior to election:

               a.   Past addresses (last 10 years).


                                                                    Exhibit 20.3
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               b.   Aliases (if any).

               c.   Any business affiliations that may be noteworthy.

               d. All board positions held in the past 10 years for both public and private companies (please include company name, state of organization, dates of service, whether company is public or private and if public, the exchange upon which they are listed).

               e. All SEC investigations, sanctions, censures or other similar events (if any).

               f.   A list of 5 independent references.

     4. The Governance and Nominating Committee shall review annually, or more often if appropriate, the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance of committees of the Board (including reporting to the Board), and make recommendations to the Board, as appropriate.

     5. The Governance and Nominating Committee shall review and reassess at least annually the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

     6. The Governance and Nominating Committee shall make regular reports to the Board.

     7. The Governance and Nominating Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Nominating Committee shall annually review its own performance.

     8. The Governance and Nominating Committee shall develop and recommend to the Board a Code of Business Conduct and Ethics, and shall consider any requests for waivers from the Company's Code of Business Conduct Ethics. The Company shall make disclosure of such waivers to both the relevant Stock Exchange and the Securities and Exchange Commission.

     9. The Governance and Nominating Committee shall serve in an advisory capacity to the Board and Chairman of the Board on matters of organizational and governance structure of the Company and the conduct of the Board.


                                                                    Exhibit 20.3
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     10.  The Governance and Nominating  Committee  shall receive  comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.




















                                                                    Exhibit 20.3
                                                               Page 3 of 3 Pages